Exhibit 5

FOLEY & LARDNER LLP
777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
June 30, 2005	WRITER'S DIRECT LINE 414.297.5553 pjones@foley.com Email
CLIENT/MATTER NUMBER 025294-0124

Hudson Highland Group, Inc.
622 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

        We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-124064) filed by the Company with the Securities and Exchange Commission (the "Commission") on April 14, 2005 pursuant to the Securities Act of 1933, as amended (the "1933 Act"), and an additional Registration Statement on Form S-3 (Registration No. 333-126243 filed by the Company on June 29, 2005 pursuant to Rule 462(b) of the 1933 Act (collectively the "Registration Statement"), including the prospectus constituting a part thereof, dated April 22, 2005, and the supplement to the prospectus, dated June 30, 2005 (collectively, the "Prospectus"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale of 3,223,640 shares of the Company's common stock, $.001 par value (the "Offering Shares"), and accompanying preferred share purchase rights (the "Rights"), in the manner set forth in the Prospectus. The terms of the Rights are set forth in that certain Rights Agreement, dated February 2, 2005, between the Company and The Bank of New York, as rights agent (the "Rights Agreement").

        In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended to date; (iii) resolutions of the Company's Board of Directors and the action of the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Offering Shares; (iv) the Rights Agreement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that:

    1.        The Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

    2.        The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

June 30, 2005

        We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ FOLEY & LARDNER LLP